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                                                                     Exhibit 8


             SECOND AMENDED AND RESTATED JOINT FILING AGREEMENT


     AGREEMENT dated as of May 23, 1997 among Samuel Zell; Samuel Zell as Trustee of the Samuel Zell Revocable Trust under trust agreement dated January 17, 1990; Alphabet Partners, an Illinois general partnership; ZFT Partnership, an Illinois general partnership; Ann Lurie; Robert H. and Ann Lurie Family Foundation; LFT Partnership, an Illinois general partnership; Equity Capsure Limited Partnership, an Illinois limited partnership; and Arlington Leasing Co., a Nevada corporation (collectively the "Reporting Persons").


     WHEREAS, the Reporting Persons beneficially own shares of Common Stock, par value $.05 per share, of Capsure Holdings Corp., a Delaware Corporation.

     WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

     WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13D, and all amendments thereto, with the Securities and Exchange Commission.

     NOW, THEREFORE, the parties hereto agree as follows:


           1. The parties hereto will join in the preparation and filing of a single statement containing the information required by
               Schedule 13D, and all amendments thereto, and the Schedule 13D and all such amendments will be filed on behalf of each party hereto;


           2. Each party hereto will be responsible for the timely filing of the Schedule 13D, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the Schedule 13D or any amendment thereto, except to the extent such party knows or has reason to believe that such information in inaccurate.


           3. Susan Obuchowski will be designated as the person authorized to receive notices and communications with respect to the Schedule 13D and all amendments thereto.


           4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.



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/s/  Samuel Zell                             /s/  Ann Lurie
--------------------------------             --------------------------------
Samuel Zell                                  Ann Lurie




Samuel Zell Revocable Trust                  LFT Partnership
U/T/A  01/17/90                              By:  Jesse Trust, a general partner



By:  /s/  Samuel Zell                        By:  /s/  Ann Lurie
     ---------------------------                  ----------------------------
     Samuel Zell, Trustee                         Ann Lurie, Trustee



Alphabet Partners, an Illinois              Ann and Robert H. Lurie
 general partnership                        Famiy Foundation
By:  SZA Trust, a general partner



By:  /s/  Arthur A. Greenberg               By:  /s/  Ann Lurie
     ---------------------------                 -----------------------------
     Arthur A. Greenberg, Trustee                Ann Lurie, President


ZFT Partnership, an Illinois                Equity Capsure Limited Partnership,
 general partnership                         an Illinois limited partnership
By:  Samuel Zell Trust, a general partner   By:  Samuel Zell Revocable Trust
                                                 U/T/A  1/17/90, general partner



By:  /s/  Sheli Z. Rosenberg                By:  /s/  Samuel Zell
     ---------------------------                 -----------------------------
     Sheli Z. Rosenberg, Trustee                 Samuel Zell, Trustee




Arlington Leasing Co., a Nevada corporation


By :  /s/  Samuel Zell
      --------------------------
      Samuel Zell, President






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